UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026

Franklin Street Properties Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $.0001 par value per share	FSP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On February 26, 2026 (the “Closing Date”), Franklin Street Properties Corp. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with Alter Domus (US) LLC, as administrative agent (the “Agent”), and Silver Oak Capital LLC, an affiliate of TPG Credit (collectively, the lenders from time to time party thereto, the “Lenders”). The New Credit Agreement provides for a secured credit facility (the “Credit Facility”) for aggregate principal commitments of up to $320,000,000, consisting of (i) initial term loans in an aggregate principal amount of $275,000,000 (the “Initial Term Loans”), and (ii) delayed draw term loans available upon the approval of the Lenders after the Closing Date in an aggregate principal amount of up to $45,000,000 (the “Delayed Draw Term Loans” and together with the Initial Term Loans, the “Term Loans”). The Delayed Draw Term Loans may be used, subject to certain conditions, to fund tenant improvements, leasing commissions, building improvements and other uses approved by the Lenders.

The Term Loans are not subject to amortization and have an initial stated maturity date of February 26, 2029. The maturity date is subject to potential extension of up to one year at the option of the Company, subject to the satisfaction of certain conditions (the “Extension Option”).

Borrowings under the Credit Facility bear interest at an initial interest rate of 9.0% per annum. The Initial Term Loans were issued with original issue discount of 6.0% of the principal amount thereof. The Delayed Draw Term Loans, if any, will be issued with original issue discount of 6.0% of the principal amount thereof.

If the Company exercises the Extension Option, the interest rate will increase to a rate of 13.0% per annum. Additionally, if the Company exercises the Extension Option, the Company must pay the following extension fees multiplied by the then-outstanding principal amount of Term Loans on each applicable date:

(i)            36th month anniversary of Closing Date: 2.00%

(ii)           39th month anniversary of Closing Date: 0.50%

(iii)          42nd month anniversary of Closing Date: 0.50%

(iv)          45th month anniversary of Closing Date: 0.50%

(v)           48th month anniversary of Closing Date: 0.50%

The New Credit Agreement requires the Company to prepay outstanding Term Loans with certain proceeds of dispositions of real property. Additionally, the Company may voluntarily prepay the outstanding Term Loans at any time; provided, that if the Company prepays any Term Loans prior to the first anniversary of the Closing Date, the Company is required to pay a make-whole payment equal to the amount of interest that would have accrued on such Term Loans to and excluding the first anniversary of the Closing Date. The Company is required to pay an exit fee of 4.0% of the aggregate principal amount of such Term Loans upon any permitted repayment of the Term Loans prior to the applicable maturity date.

The Company must also pay customary agency fees.

The obligations under the Credit Facility are guaranteed by substantially all subsidiaries of the Company and secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries, including a first priority security interest in all of the Company’s and its subsidiaries’ personal property and a first priority mortgage liens on the Company’s and its subsidiaries’ real property, in each case subject to certain exceptions.

The New Credit Agreement contains customary representations and affirmative and negative covenants for credit facilities of this type, including, without limitation and subject to certain exceptions, restrictions on indebtedness, liens, investments, mergers, consolidations and other fundamental changes, dispositions of assets (including real property), capital expenditures, changes in business, certain restricted payments, transactions with affiliates, burdensome agreements, sale leaseback transactions, prepayments of other debt, corporate operating expenses and severance and retention payments.

The New Credit Agreement also contains financial covenants that require the Company to maintain (i) a minimum tangible net worth $424,884,000 plus 70% of the aggregate net proceeds received by the Company in connection with any offering of stock or other equity in the Company after December 31, 2025 (with a step-down based on the sale of mortgaged properties of the Company and its subsidiaries) and (ii) a minimum liquidity of not less than $5,000,000 in cash or cash equivalents.

The Credit Agreement provides for customary events of default with corresponding grace periods, including, among other things, failure to pay principal or interest when due, breaches of certain covenants, inaccuracies in representations and warranties, certain cross defaults, certain defaults under material contracts, insolvency or bankruptcy events, the entry of certain judgments, the occurrence of a change in control of the Company (as defined in the Credit Agreement) and the departure of the chairman and chief executive officer of the Company. In the event of a default by the Company, the Agent may, and at the request of the requisite number of Lenders shall, declare any commitment of the Lenders to make Term Loans terminated, declare all obligations under the New Credit Agreement immediately due and payable and enforce any and all rights of the Lenders under the New Credit Agreement and related documents. Certain events of default related to bankruptcy, insolvency, and receivership result in the automatic acceleration of all outstanding obligations.

The Company used the proceeds of the Initial Term Loans on the Closing Date to refinance and retire all outstanding indebtedness under the Existing Debt Agreements (as defined below in Item 1.02) and to pay fees and expenses related to the New Credit Agreement. The Company may use the proceeds of any Delayed Draw Term Loans funded to finance tenant improvements, leasing commissions, building improvements and other uses approved by the Lenders, subject to certain conditions, in each case as permitted under the New Credit Agreement.

The New Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1. The foregoing summary of the New Credit Agreement is qualified in its entirety by the complete text of the New Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

On February 26, 2026, in connection with the entry into the New Credit Agreement described above, the Company terminated and prepaid all outstanding indebtedness under (i) the Second Amended and Restated Credit Agreement, dated as of September 27, 2018 (as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of February 10, 2023 and by the Second Amendment to Second Amended and Restated Credit Agreement, dated as of February 21, 2024), by and among Company, the Bank of Montreal, as administrative agent, and the other lenders from time to time party thereto (the “BMO Credit Agreement”), (ii) the Credit Agreement, dated as of January 10, 2022 (as amended by the First Amendment to Credit Agreement, dated as of February 10, 2023, and by the Second Amendment to Credit Agreement, dated as of February 21, 2024), by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders from time to time party thereto (the “BofA Credit Agreement”) and (iii) the Note Purchase Agreement, dated as of October 24, 2017, as amended by the First Amendment to Note Purchase Agreement, dated as of February 21, 2024, by and among Company, the purchasers named therein and Acquiom Agency Services LLC, as collateral agent, and the various notes issued thereunder (the “Note Purchase Agreement” and together with the BMO Credit Agreement and the BofA Credit Agreement, the “Existing Debt Agreements”). At the time of termination, there was approximately $249 million of outstanding principal amount of indebtedness under the Existing Debt Agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director.

On February 27, 2026, Mr. Milton P. Wilkins, Jr., a member of our Board of Directors (the “Board”), notified us of his decision not to stand for re-election at our upcoming 2026 annual meeting of stockholders (the “2026 Annual Meeting”). Mr. Wilkins will continue to serve until his term expires at our 2026 Annual Meeting. The decision by Mr. Wilkins not to stand for re-election was entirely voluntary and not the result of any disagreement with Franklin Street Properties Corp.

Item 8.01 Other Events.

On February 27, 2026, the Company issued a press release announcing its entry into the Credit Agreement described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Exhibit Description
10.1	Credit Agreement, dated February 26, 2026, among Franklin Street Properties Corp., Alter Domus (US) LLC and the lenders party thereto.

99.1	Press Release, dated February 27, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101 ).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

Date: March 4, 2026	By:	/s/ George J. Carter
George J. Carter
Chief Executive Officer